Exhibit 3.1


                        CERTIFICATE REGARDING ADOPTION OF
                     AMENDMENTS TO SECTIONS 2.06, 2.07, 3.01
                       AND 3.04 OF PEOPLES BANCORP INC.'S
                           CODE OF REGULATIONS BY THE
                         SHAREHOLDERS ON APRIL 13, 2006


         The undersigned hereby certifies that she is the duly elected, qualified and acting Corporate Secretary of Peoples Bancorp Inc., an Ohio corporation (the "Corporation"); that the Annual Meeting of the Shareholders (the "Annual Meeting") of the Corporation was duly called and held on April 13, 2006, at which Annual Meeting a quorum of the shareholders of the Corporation was at all times present in person or by proxy; and that the shareholders of the Corporation duly adopted, by the affirmation vote of the holders of common shares entitling them to exercise more than a majority of the voting power of the Corporation, the amendments to Sections 2.06, 2.07, 3.01 and 3.04 of the Code of Regulations of the Corporation set forth on Annex 1 attached hereto and incorporated herein by this reference.

         IN WITNESS WHEREOF, the undersigned Corporate Secretary of Peoples Bancorp Inc., acting for and on behalf of the Corporation, has hereunto set her hand this 13th of April, 2006.



                     By: /s/             RHONDA L. MEARS
                              -----------------------------------------
                                Rhonda L. Mears, Corporate Secretary

Section 2.06. Meetings.
-----------------------

         A meeting of the directors shall be held immediately following the adjournment of each annual meeting of shareholders at which directors are elected, and notice of such meeting need not be given. The directors shall hold such other meetings as may from time to time be called, and such other meetings of directors may be called only by the Chairman of the Board, the Leadership Director, the President, or any two directors. All meetings of directors shall be held at the principal office of the corporation in Marietta or at such other place within or without the State of Ohio as the directors may from time to time determine by a resolution. Meetings of the directors may be held through any communications equipment if all persons participating can hear each other and participation in a meeting pursuant to this provision shall constitute presence at such meeting.

Section 2.07. Notice of Meetings.
---------------------------------

Notice of the place, if any, and time of each meeting of directors for which such notice is required by law, the Articles, the Regulations or the By-Laws shall be given to each of the directors by at least one of the following methods:

(A) In a writing mailed or sent by overnight delivery service, not less than two days before such meeting and addressed to the residence or usual place of business of a director, as such address appears on the records of the corporation; or

(B) By personal delivery or by telegram, cablegram, telephone or any other means of communication authorized by the director, not later than the day before the date on which such meeting is to be held.

Notice given to a director by any one of the methods specified in the Regulations shall be sufficient, and the method of giving notice to all directors need not be uniform. Notice of any meeting of directors may be given only by the Chairman of the Board, the Leadership Director, the President or the Secretary of the corporation. Any such notice need not specify the purpose or purposes of the meeting. Notice of adjournment of a meeting of directors need not be given if the time and place to which it is adjourned are fixed and announced at such meeting.

Section 3.01.  Officers.
------------------------

The officers of the corporation to be elected by the directors shall be a Chairman of the Board, a Chief Executive Officer, a President, one or more Executive Vice Presidents, one or more Vice Presidents, a Secretary, a Treasurer, and such other officers and assistant officers as the directors may from time to time elect. If the Chairman of the Board is the Chief Executive Officer or the President of the corporation or otherwise does not qualify as an independent director, the directors shall elect a Leadership Director. Any person holding the office of Chairman of the Board, Leadership Director, Chief Executive Officer or President must be a director of the corporation. The other officers of the corporation may or may not be directors of the corporation. Officers need not be shareholders of the corporation unless they are also directors of the corporation, and may be paid such compensation as the board of directors (or a committee thereof) may determine. Any two or more offices may be held by the same person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law, the Articles, the Regulations or the By-Laws to be executed, acknowledged or verified by two or more officers.

Section 3.04.  Duties of Leadership Director.
---------------------------------------------

If the Chairman of the Board is the Chief Executive Officer or the President of the corporation or otherwise does not qualify as an independent director, the directors shall elect a Leadership Director. The Leadership Director, if any shall be elected, shall preside at all executive sessions of the independent directors of the corporation and, in the absence of the Chairman of the Board, shall preside as chairman of meetings of the directors of the corporation. The Leadership Director, if any shall be elected, shall serve as Chairman of the Governance and Nominating Committee of the board of directors of the corporation (or of the committee of the board of directors performing similar functions). The Leadership Director, if any shall be elected, shall perform such other duties and exercise such other powers as may be assigned, from time to time, by the board of directors or the independent directors to the Leadership Director.